                                                                     EXHIBIT 21



                             LIST OF SUBSIDIARIES


As of the consummation of the Transaction (as defined elsewhere in this Registration Statement), Registrant will have the following direct and indirect subsidiaries:


DIRECT SUBSIDIARIES

SDN Bancorp, Inc. (Delaware business corporation)
Commerce Security Bank (California commercial banking corporation)


INDIRECT SUBSIDIARIES

Liberty National Bank (national banking association; subsidiary of SDN Bancorp, Inc.)
San Diegulto National Bank (national banking association; subsidiary of SDN Bancorp, Inc.)
CSB Ventures, Inc. (California business corporation)